AMENDMENT TO
                              EMPLOYMENT AGREEMENT


     AMENDMENT dated October __ 1998 to Employment Agreement made as of the 26th day of February, 1998, by and between Nicolo Ottomanelli, residing at 136 Old Tappan Road, Old Tappan, New Jersey 07675. (hereinafter referred to as the "Employee") and The Rattlesnake Holding Company, Inc., a Delaware corporation with principal offices located at 439 East 82nd Street, New York, New York 10028 (hereinafter referred to as the "Company").

                              W I T N E S S E T H:

     WHEREAS, the parties entered into an Employment Agreement dated February 26, 1998; and

     WHEREAS, the parties desire to amend the Employment Agreement

     NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

     1. Employment. Section 1 of the Employment Agreement is hereby amended to provide that the Employee will act as Vice-President of the Company and serve on the Board of Directors.

     2. Duties. Section 2.1 of the Employment Agreement is hereby amended to read as follows: "The Employee shall, during the term of his employment with the Company, report to the Chairman of the Board of Directors, and subject to the direction of the Chairman of the Board of Directors, perform such duties and functions as are customary for a Vice President of the Company."


     3. Chairmanship of Board. Section 2.4 of the Employment Agreement is deleted.

     4. Fixed Compensation. Section 3.1 of the Employment Agreement is modified to define "Base Salary" as $85,000.00 per year, not inclusive of the value of benefits provided elsewhere in the Employment Agreement.

     5. Cash Bonus. Section 3 of the Employment Agreement is amended by adding a new Section 3.5 to read as follows:

     "3.5 The Employee shall be entitled to bonus of $25,000.00 (less applicable
deductions)   payable  at  the  closing  of  a  financing   being  commenced  by
Commonwealth Associates".

     6. Bonus Plan. Section 3 of the Employment Agreement is amended by adding a new Section 3.6 to read as follows:

     "3.6 The Employee shall be entitled to a performance bonus in accordance with the plan annexed hereto as Exhibit A."

     7. Termination. Section 8.2(u) of the Employment Agreement amended to read as follows: "In the event Employee is not elected to, or following election is terminated from, the Board of Directors."

     8. Other Activities. Any other agreement with the Company to the contrary, the Employee shall be entitled to develop and otherwise be associated with restaurants with, among others, a steakhouse theme, provided that none of the same is located in such proximity to a Company operated or franchised restaurant then in existence or being developed, such that the same would result in a substantial diversion of customer traffic from the Company owned or franchised restaurant, and provided that proprietary Company information is not used in connection therewith. If such activities are undertaken during the period that the Employee is employed hereunder, they will not detract from the full time services required of the Employee hereunder.

                   [Balance of Page Intentionally Left Blank]

     9. Full Force and Effect. Except as set forth above, the Employment Agreement is in full force and effect in accordance with its terms,.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written,

                                         THE RATTLESNAKE HOLDING
                                         COMPANY, CO.


                                      By:________________________________
                                                   Authorized Signature

                                         /s/Nicolo Ottomanelli
                                         --------------------------------
                                         NICOLO OTTOMANELLI, Individually